NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 21, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 10, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen New Jersey Dividend Advantage Municipal Fund 2 and Nuveen New Jersey Dividend Advantage Municipal Fund became effective on November 10, 2014. Under the terms of the merger, one (1) (New) MuniFund Term Preferred Shares, 2.00% Series 2015, $10.00 liquidation preference per share (NXJ PR C) (CUSIP 67069Y 50 8) issued by Nuveen New Jersey Dividend Advantage Municipal Fund for each 2.00% MuniFund Term Preferred Shares, $10.00 liquidation preference per share (NUJ PR C) (CUSIP 67071T 30 7) issued by Nuveen New Jersey Dividend Advantage Municipal Fund 2 held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 10, 2014.